Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Jamie Moser— 212.355.4449
WMI #08-11
FOR IMMEDIATE RELEASE
WASTE MANAGEMENT RESPONDS TO REPUBLIC SERVICES
HOUSTON — July 18, 2008 — Waste Management, Inc. (NYSE: WMI) today issued the following statement in response to the announcement by Republic Services, Inc. (NYSE: RSG) (“Republic”) that its Board of Directors rejected Waste Management’s $34.00 per share all-cash proposal.
We are disappointed in the Republic Board of Directors’ unwillingness to consider Waste Management’s proposal as one that could reasonably be expected to lead to a superior proposal. Waste Management’s Board and management team are well advised and will evaluate the Company’s options.
On July 14, 2008, Waste Management announced that it had made a proposal to the Board of Directors of Republic to acquire all of Republic’s outstanding common stock for $34.00 per share in cash. Waste Management’s proposal represents a premium of approximately 22% over the closing price of Republic stock on July 11, 2008, the last trading day prior to public disclosure of Waste Management’s proposal. The Company believes that a transaction with Republic would close early in 2009.
About Waste Management
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.

Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, the proposed acquisition of Republic by Waste Management and the anticipated consequences and benefits of such acquisition, and other financial and operational items relating to Waste Management and Republic. Statements made in the future tense, and statements using words such as “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and “believes,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of Waste Management. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Republic’s directors and stockholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Republic’s operations with Waste Management could be materially delayed or may be more costly or difficult than expected; financing may not be available or may not be available on satisfactory terms; the reaction of the credit markets (including rating agencies) to the proposed transaction and expected refinancings may not be as anticipated; the proposed transaction may not be consummated; and legal proceedings may be commenced against Waste Management. For a description of relevant risks and uncertainties generally applicable to Waste Management, please see Waste Management’s filings with the Securities and Exchange Commission, which are available on Waste Management’s website or at www.sec.gov. In providing forward-looking statements, Waste Management does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.
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